Exhibit 10.1
March 5, 2009
Tod Woolf, Ph.D.
RXi Pharmaceuticals Corporation
60 Prescott St.
Worcester, MA 01609
Subject: RXi Pharmaceuticals/Newgate Properties Lease Amendment
Dear Tod,
Per the discussions with Eric Overstrom, Director of the WPI Life Sciences and Bioengineering Center (Newgate Properties, LLC), this letter is to serve as an amendment to the Lease between RXi Pharmaceuticals Corporation and Newgate Properties, LLC dated September 25, 2007, including all amendments and the extension thereof.
Beginning March 5, 2009, RXi Pharmaceuticals Corporation agrees to add to their premises the remaining Option Space shown in Exhibit D of the existing Lease. Newgate Properties, LLC has agreed to waive the requirement of 60 days notice for this space. This space consists of the western most lab pod on 3rd floor containing 610 usable square feet of laboratory space. Shared access to GP3238 is also provided. Per the existing Lease terms, the rent will increase by a rate of $34.00 per square foot per annum ($1,728.33 per month). Total monthly basic rent will be $19,130.66 beginning March 5, 2009, effective through the remainder of the Lease term.
By signing this letter, we agree to the above terms.
Very truly yours,
LANDLORD:
Newgate Properties, LLC

By:	/s/ D’Anne Hurd
D’Anne Hurd, Vice President and General Counsel
Worcester Polytechnic Institute

TENANT:
RXi Pharmaceuticals Corporation
Acknowledged and Agreed to as of this 5th date of March, 2009

By:	/s/ Tod Woolf
Tod Woolf, Ph.D., President and CEO
RXi Pharmaceuticals Corporation